EXHIBIT 21

LIST OF SUBSIDIARIES OF CADAPULT GRAPHIC SYSTEMS, INC.

This list is prepared as of June 30, 2001:

Name of Subsidiary                                     State of Inc.

Media Sciences, Inc.                                   New Jersey
    wholly owned